Filed pursuant to Rule 433
Registration No. 333-251378
August 11, 2021
PRICING TERM SHEET

Issuer:	Public Service Company of Oklahoma
Expected Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. A- (negative) by S&P Global Ratings, a division of S&P Global Inc. A- (stable) by Fitch Ratings, Inc.
Designation:	Senior Notes, Series J, due 2031	Senior Notes, Series K, due 2051
Principal Amount:	$400,000,000	$400,000,000
Maturity:	August 15, 2031	August 15, 2051
Coupon:	2.20%	3.15%
Interest Payment Dates:	February 15 and August 15	February 15 and August 15
First Interest Payment Date:	February 15, 2022	February 15, 2022
Day Count Convention:	30/360	30/360
Treasury Benchmark:	1.625% due May 15, 2031	1.875% due February 15, 2051
Treasury Yield:	1.337%	2.022%
Reoffer Spread:	T+90 basis points	T+115 basis points
Yield to Maturity:	2.237%	3.172%
Price to Public:	99.670% of the principal amount thereof	99.576% of the principal amount thereof
Transaction Date:	August 11, 2021
Settlement Date:	August 13, 2021 (T+2)
Redemption Terms:
Make-whole call:	Prior to May 15, 2031 at a discount rate of the Treasury Rate plus 15 basis points	Prior to February 15, 2051 at a discount rate of the Treasury Rate plus 20 basis points
Par call:	On or after May 15, 2031 at par	On or after February 15, 2051 at par
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	744533 BM1/US744533BM10	744533 BP4/US744533BP41
Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc. SMBC Nikko Securities America, Inc. KeyBanc Capital Markets Inc. PNC Capital Markets LLC Wells Fargo Securities, LLC

Co-Managers:	BOK Financial Securities, Inc. Academy Securities, Inc. Cabrera Capital Markets LLC
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-

free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533, PNC Capital Markets LLC toll-free at 1-855-881-0697 or SMBC Nikko Securities America, Inc., toll-free at 1-888-868-6856.